UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share

(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$385,591,102

(5)	Total fee paid:

$11,831.78

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following press release was issued by The Topps Company, Inc. today:

THE TOPPS COMPANY, INC. RECEIVES UNSOLICITED INDICATION OF
INTEREST FROM UPPER DECK

NEW YORK, May 24, 2007 — The Topps Company, Inc. (Nasdaq: TOPP) announced today that it has received an unsolicited indication of interest from The Upper Deck Company to acquire Topps for a price of $10.75 per share. Topps had previously received an indication of interest for the same amount from Upper Deck as part of the Company’s ‘‘go shop’’ process under its existing merger agreement with The Tornante Company LLC and Madison Dearborn Partners, LLC. The previous indication of interest was not pursued by the Topps Board of Directors for a substantial number of reasons, including the absence of any information as to whether Upper Deck would be capable of financing its proposed acquisition, the risk that the transaction would not be consummated due to the failure to obtain the necessary regulatory approvals, Upper Deck’s unwillingness to assume sufficient risk as to the occurrence of such a failure, Upper Deck’s insistence on limiting its liability in the event of its breach of a definitive agreement and certain other issues identified in its indication of interest.

The Company’s Board of Directors noted that there are material outstanding issues associated with Upper Deck’s latest indication of interest, including, but not limited to, the availability of committed financing for the transaction, the completion of a due diligence review of the Company by Upper Deck, Upper Deck’s continued unwillingness to sufficiently assume the risk associated with a failure to obtain the requisite antitrust approval and Upper Deck’s continued insistence on limiting its liability under any definitive agreement. Upper Deck’s present indication of interest was accompanied by a highly conditional ‘‘highly confident’’ letter from a commercial bank. Included among the conditions to the highly confident letter (which was not a commitment to provide financing) were the completion of the lender’s due diligence review of both Upper Deck and Topps, internal bank approvals, the absence of any material adverse change to the business or prospects of Upper Deck or Topps, the receipt of all third party consents, the absence of certain pending litigation and the receipt of certain solvency and other opinions. Many of these conditions are absent from the Tornante-Madison Dearborn transaction. There can be no assurance that a superior transaction will be reached with Upper Deck.

The Tornante Company LLC and Madison Dearborn have granted the Company a waiver under the existing merger agreement to permit the Company and its representatives to engage in discussions and negotiations with Upper Deck, which the Company intends to do. At this juncture, the Topps Board of Directors has not made any determination as to whether Upper Deck’s current indication of interest either constitutes a superior proposal (within the meaning of the existing merger agreement) or may reasonably be expected to result in a superior proposal.

On March 5, 2007, Topps entered into a definitive agreement to be acquired by The Tornante Company LLC and Madison Dearborn Partners, LLC for $9.75 per share in cash. Under the terms of the merger agreement, Topps solicited superior proposals from third parties during the subsequent 40 days, which expired on Saturday, April 14, 2007. The Topps Board has not withdrawn, qualified, modified, changed or amended its recommendation with respect to The Tornante Company LLC and Madison Dearborn Partners, LLC merger agreement.

Lehman Brothers Inc. is serving as sole financial advisor to Topps and Willkie Farr & Gallagher LLP is serving as legal advisor.

About The Topps Company, Inc.

Founded in 1938, Topps is a leading creator and marketer of sports and related cards, entertainment products, and distinctive confectionery products. Topps entertainment products include Major League Baseball, NFL, NBA and other trading cards, sticker album collections, and collectible games. The Company’s confectionery brands include ‘‘Bazooka’’ bubble gum, ‘‘Ring Pop,’’ ‘‘Push Pop,’’ ‘‘Baby Bottle Pop’’ and ‘‘Juicy Drop Pop’’ lollipops. For additional information, visit www.topps.com.

Forward-Looking Statements

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Topps believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps’ Securities and Exchange Commission filings.

CONTACTS

Investors:
Betsy Brod / Lynn Morgen
MBS Value Partners, LLC
212-750-5800

Dan Burch / Dan Sullivan
MacKenzie Partners, Inc.
212-929-5940 / 1-800-322-2885

Media:
Joele Frank / Sharon Stern
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449